EXHIBIT 99.1


For Immediate Release
Wednesday, May 11, 2005
Press Release


                              FNB CORPORATION HOLDS
                       2005 ANNUAL MEETING OF SHAREHOLDERS


CHRISTIANSBURG, Virginia - FNB Corporation (NASDAQ: FNBP), parent company of First National Bank, FNB Salem Bank & Trust, and Bedford Federal Savings Bank, held its annual meeting of shareholders (the "Annual Meeting") on Tuesday, May 10, 2005. At the Annual Meeting, the shareholders ratified the appointment of Brown Edwards and Company, L.L.C., as the Corporation's independent registered public accounting firm for 2005, and elected the following directors for three-year terms: Glen C. Combs, Dr. Douglas Covington, F. Courtney Hoge, and Dr. Raymond D. Smoot, Jr. Directors continuing in office include Hugh H. Bond, Kendall O. Clay, Beverley E. Dalton, Daniel D. Hamrick, William P. Heath, Jr., Steven D. Irvin, Harold K. Neal, Dr. Charles W. Steger, and Jon T. Wyatt.

Following the Annual Meeting, the Corporation's board met to elect officers and to conduct the annual meetings of its affiliate banks. The board appointed Jon T. Wyatt Chair, and F. Courtney Hoge Vice Chair. Christine L. Lewis was reappointed Corporate Secretary.

Wyatt, a life-long resident of the New River Valley, is president of Sign Systems, Inc., in Radford, Virginia. He received his Bachelor of Science degree from Virginia Polytechnic Institute and State University, and a Master of Education degree from the University of Virginia.

Active in the community, Wyatt currently serves on the Business Industry Council of Radford University, on the Pulaski County Industrial Development Authority, and as a member and past chair of the finance committee of Grove United Methodist Church in Radford. He was a member of First National Bank's advisory board in Radford from 1988 until his election as a director of FNB Corporation in 2000. As a director, he has served most recently on FNB's corporate development and executive committees.

Courtney Hoge has resided in the Roanoke Valley of Virginia since 1968. He attended the University of Cincinnati, and later received his Chartered Life Underwriting and Chartered Financial Consultant credentials from American College in Bryn Mawr, Pennsylvania.

Hoge serves on the board of governors at Hidden Valley Country Club. He is a member and past president of Roanoke's Rescue Mission Foundation Board, Estate Planning Council, Society of Financial Service Professionals, Association of Insurance and Financial Advisors, and Rotary Club, and has served as an elder at Covenant Presbyterian Church. Hoge was vice chair of the board of SWVA Bancshares, Inc., parent company of Southwest Virginia Savings Bank, prior to its merger with FNB Corporation. He joined the Corporation's board upon completion of that merger in 2001. As a Director of FNB, he has served most recently as chair of the Corporation's audit committee and a member of its director education committee.

At the annual meetings of its affiliates, all directors currently serving on the boards of First National Bank, FNB Salem Bank & Trust, and Bedford Federal Savings Bank were reappointed for additional one-year terms, with the exception of B. L. Rakes who retired as a director of FNB Salem Bank & Trust effective yesterday.

FNB Corporation is one of the largest publicly-held commercial bank holding companies based in Virginia, with over $1.4 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, and Bedford Federal Savings Bank, the Corporation operates 26 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                           Daniel A. Becker
President/CEO                                   Executive Vice President/CFO
(540) 382-6041                                  (540) 381-6758


Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; and (6) adverse changes may occur in the securities markets. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.